Exhibit 10.1

Ismail Dawood

2728 Cedar Springs Rd., #1407

Dallas, Texas 75201

Dear Izzy,

Based on our previous discussions, this letter sets forth the terms of your continuing employment as Chief Financial Officer of Santander Consumer USA Inc. (“SC”) and Santander Consumer USA Holdings Inc. (“Holdings” and, together with SC, the “Companies”). This letter agreement replaces in its entirety your offer letter agreement with the Companies, dated December 1, 2015 (the “Offer Letter”).

Your compensation, benefits and other details for dates following this letter agreement are as follows:

1. Position; Duties; Location	During your employment, you will serve as the Chief Financial Officer of both of the Companies, and you will report solely and directly to the Chief Executive Officer of the Companies (the “CEO”); the Boards of Directors of the Companies; the Chief Financial Officer of Santander Holdings USA, Inc.; or any other senior executive officer of the top-tier United States holding company of Banco Santander, S.A. (“Banco Santander”); and as required by law or regulation. You will have all of the duties, responsibilities and authorities that are customary for the chief financial officer of corporations of the size and nature of the Companies, plus such additional duties, consistent with the foregoing, as may from time to time reasonably be assigned to you by the CEO or either of the Boards of Directors of the Companies. Your principal place of employment, and principal office, will be at SC’s headquarters in Dallas, Texas.

2. Base Salary	Your base salary will be $724,750 (USD) per annum (retroactive to January 1, 2016), and it will be reviewed no less frequently than annually. Your base salary will be paid bi-weekly over 26 pay periods per year. Your base salary will not be decreased, at any time or for any purpose, without your prior written consent.

3. Annual Incentive Plan	Your target annual bonus (the “Target Bonus”) will be equal to at least 140% of your annualized base salary. The actual amount of your annual bonus (the “Annual Bonus”) will be determined annually by Holdings’ Compensation Committee in its reasonable discretion based on individual and company performance and the Companies’ Annual Bonus plan (or plans, as applicable) then in effect; provided, however, that your Annual Bonus paid in 2017 for the work you perform in 2016 will not be less than $1,401,500 (USD) if you are employed by the Companies on the date that the initial cash installment of the

Annual Bonus is paid (or due to be paid).

SC will pay each Annual Bonus as follows:

•    30% of the Annual Bonus will be paid in cash at the same time that corresponding bonuses are paid to other senior executives of the Companies generally;

•    30% of the Annual Bonus will be paid in immediately-vested Restricted Stock Units (“RSUs”) at the same time as corresponding annual bonus RSU awards are made to other senior executives of the Companies generally, and on terms and conditions no less favorable to you than those applying generally to other senior executives of the Companies who receive such awards;

•    20% of the Annual Bonus will be paid in cash in three equal payments on the first, second and third anniversaries of the initial cash bonus payment, subject (except to the extent otherwise provided in the applicable award agreement) to your continued employment with the Companies on the applicable anniversary; and

•    20% of the Annual Bonus will be in paid in RSUs that vest ratably on the first, second and third anniversaries of the initial cash bonus payment, subject to your continued employment with the Companies on the applicable anniversary (except to the extent otherwise provided in the applicable award agreement).

In order to receive your Annual Bonuses, you must execute Annual Bonus award agreements in forms no less favorable to you than the agreements under which corresponding annual bonuses are granted to other senior executives of the Companies, and your awards will be subject to the terms and conditions of such agreements.

4. Medical, Dental, Vision	You will continue to participate in the medical, dental and vision plans that are made available to senior executives of the Companies generally, in each case on terms and conditions no less favorable to you than to other senior executives of the Companies generally.

5. Other

In lieu of any relocation benefits, any car allowance and any reimbursement of legal fees incurred by you in connection with your Offer Letter, you were paid a cash lump sum of $250,000 (the “Relocation Bonus”) on the first regular payroll date in March 2016.

You will continue to participate in all other benefit and perquisite arrangements that are made available to senior executives of the Companies generally (excluding the aforementioned relocation benefits and car allowance), in each case on terms and conditions no less favorable to you than to other senior executives of the Companies generally.

6. 401(k) Plan	You will continue to participate in the 401(k) plan that is made available to senior executives of the Companies generally, in each case on terms and conditions no less favorable to you than to other senior executives of the Companies generally.

7. Sign-on Bonuses

On the first regular payroll date in March 2016, SC paid you a one-time cash payment (the “Cash Sign-on Bonus”) of $1,221,555.37.

On December 16, 2015, Holdings awarded you 85,367 RSUs (the “Sign-on RSU Award”), which RSUs will vest in equal portions on each of the first three anniversaries of December 16, 2015, and are subject to the terms and conditions of a Restricted Stock Unit Award Agreement that you signed previously.

8. Termination other than for Cause or Disability

In the event that either of the Companies terminates your employment other than for Cause[1] or Disability[2], you will receive (subject only to the release condition and claw-back obligations described below):

(a) 225% of your annual base salary, such sum to be paid in cash on the 65th day following the date (the “Termination Date”) that your employment terminated;

(b) if you so elect under the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), a lump sum cash payment equal to 12 months of company-paid healthcare coverage for you and your dependents, to be paid on the 65th day following the Termination Date;

(c) full vesting, as of the Termination Date, of your Sign-On RSU Award; and

(d) payout, in a lump sum in cash, of $330,000, if the Termination Date occurs prior to payment of your Annual Bonus for the work you perform in 2016 (and you do not receive any such Annual Bonus payment), such payout to be made on the 65th day following the Termination Date.

The foregoing benefits are conditioned on your signing within 45 days after the

[1]	For purposes of this letter agreement, “Cause” means your: (i) willful dishonesty; (ii) embezzlement, fraud, crime of dishonesty or other willful misconduct that, in each case, constitutes a felony; (iii) willful and unauthorized disclosure of material confidential information of the Companies or any of their affiliates; (iv) willful failure to obey a material lawful directive that is appropriate to your position from the CEO or from either of the Companies’ Boards of Directors; (v) willful and material breach of any employment or similar agreement with the Companies or any of their affiliates; (vi) willful and material breach of the Companies’ material policies and procedures; (vii) willful and material breach of any rule, regulation or law to which you or the Company is subject; or (viii) willful failure (except in the event of your Disability) or refusal to substantially perform your material obligations to the Companies or any of their affiliates.
[2]	For purposes of this letter agreement, “Disability” means that you have become entitled to long-term disability benefits under SC’s Executive Disability Plan or long-term disability plan.

Termination Date, and not timely revoking, a release of claims in substantially the form attached as Exhibit A to this letter agreement, which release of claims shall also be deemed to satisfy any requirement for a release of claims as a condition for receiving benefits under any other Company Arrangement.

9. With Good Reason	In the event you terminate your employment with Good Reason[3], you will have the same entitlements as provided in Section 8 above in the case of a termination not for Cause, subject to the same mutual release requirement.

10. Death or Disability	You will be entitled to participate in the SC’s life and disability insurance plans subject to and on the same terms and conditions as the Companies’ other senior executives. SC will also purchase for you supplemental disability insurance coverage that will, combined with your other disability benefits, pay you, until you reach age 65, an annualized amount equal to 60% of your annualized base salary.

11. Any Termination (including Cause/ Voluntary)

Upon any termination of your employment hereunder, you shall be entitled to prompt payment or provision of the following benefits:

(a) base salary through the Termination Date; and

(b) other or additional benefits (other than benefits that are duplicative of the benefits provided under other provisions of this letter agreement) in accordance with the then-applicable terms of any applicable plan, program, agreement, corporate governance document or other arrangement of either of the Companies or of any of their affiliates (collectively, “Company Arrangements”).

The effectiveness of this letter agreement is contingent on approval of this compensation package by the Compensation Committee of the Board of Holdings. Other than the contingency described in this paragraph, this letter agreement is otherwise unconditional, provided that it is understood that certain elements of the compensation described herein will be subject to the terms and conditions of the applicable award agreements and of this letter agreement.

This letter agreement is subject to the covenants and agreements of Exhibit B hereto, which is hereby incorporated by reference as if fully set forth herein. In return for your employment and the compensation described in this letter agreement, you agree to be bound by the terms, conditions and covenants of Exhibit B.

[3]	For purposes of this letter agreement, “Good Reason” means the occurrence of any of the following events without your prior written consent: (i) any significant diminution in your duties, authorities, titles or offices; (ii) any change in the reporting structure so that you report to someone other than those identified in Section 1 of this letter agreement; (iii) any relocation of your own principal place of employment to a location more than 30 miles from Dallas, Texas; or (iv) any material breach by the Companies or any of their affiliates of any material obligation to you. No termination shall be effective as a termination with Good Reason unless (x) you give written notice to the Companies, within 60 days after first learning of the event(s) that constitute Good Reason, describing such event(s) in reasonable detail and requesting cure, (y) such event(s) are not fully cured within 30 days after you give such notice and (z) you terminate your employment within 60 days after the cure period expires.

All awards of RSUs will be subject to the terms of the Santander Consumer USA Holdings Inc. Omnibus Incentive Plan (of which you have been provided a copy), to the extent that such Plan is consistent with the terms of this letter agreement. Further, the compensation described above is subject to any clawback or similar compensation recovery policy that either of the Companies is required to adopt, or comply with, under: the Capital Requirements Directive IV of the European Union; the Dodd-Frank Wall Street Reform and Consumer Protection Act; any rules or regulations issued by the Securities and Exchange Commission or by any national securities exchange in the United States on which Holdings securities are listed; or by any other applicable law or governmental regulation. Upon vesting, all of your RSUs and other awards will be wholly non-forfeitable, except as provided in the immediately preceding sentence and the terms of the applicable award agreements.

If, on or before December 16, 2016, you voluntarily terminate your employment without Good Reason and not due to your death or Disability, or SC terminates your employment for Cause, you must repay SC the full amount of the Cash Sign-on Bonus. If, on or before December 16, 2016, you voluntarily terminate your employment other than due to your death or Disability, or SC terminates your employment for Cause, you must repay SC the full amount of the Relocation Bonus. To the extent permitted by applicable state law, you authorize SC to retain the amount that you owe SC under this paragraph from any and all compensation otherwise payable to you at the time of termination, including, but not limited to, unpaid wages, bonuses, commissions, accrued and unused PTO or other leave and any severance payment to which you are entitled. To the extent that the amount owed is greater than this amount retained, or if no such earnings or severance payments are owed, you must remit this amount directly to SC within 30 days. You understand that if you fail to remit payment in full within the 30-day period, SC has the right to charge interest on the amount owed at the maximum rate allowed by law. You also understand that you will be responsible for any costs, fees or expenses (including attorney fees) incurred by SC related to any and all collection efforts. Similarly, if the Companies or any of their affiliates fail to make any payment, or provide any benefit, due to you within 30 days after it becomes due, SC will be responsible for any costs, fees or expenses (including attorney fees) incurred by you relating to any and all collection efforts.

This letter agreement, and the arrangements described in it, are intended to comply with, or be exempt from, Internal Revenue Code Section 409A (“409A”). This letter agreement, and the arrangements described in it, will be administered in accordance with this intent. Any payments provided under this letter agreement to be made upon a termination of service that constitute deferred compensation subject to 409A shall only be made if such termination of service constitutes a “separation from service” under 409A. Notwithstanding anything in the letter agreement or elsewhere to the contrary, you will have no duties or responsibilities after the Termination Date that would be inconsistent with your having a “separation from service” under 409A on or before the Termination Date. Each installment payment provided under this letter agreement or otherwise will be treated as a separate identified payment for purposes of 409A. If you are a “specified employee” under 409A at the time of your separation from service, any payments to be made upon a separation from service that constitute deferred compensation subject to Section 409A and that are scheduled to be made within six months following your separation date will be delayed, without interest, and paid in a lump sum on the of the first payroll date to occur after the earlier of the six-month anniversary of your separation from service and the date of your death, and any payments otherwise scheduled to be made thereafter will be made in accordance with their original schedule.

In the event of any termination of your employment, you will have no obligation to seek other employment or otherwise mitigate the obligations of the Companies under this letter agreement or otherwise, and there will be no offset against amounts or benefits due to you under this letter agreement for any remuneration or other benefit earned or received by you after such termination.

You will at all times be entitled to the rights and protections currently provided under Article X of Holding’s Second Amended and Restated Certificate of Incorporation (of which you have been provided a copy).

All disputes and claims arising under or relating to this letter agreement, any other Company Arrangement, your employment with the Companies or the termination of such employment, will (except to the extent otherwise provided in Paragraph I of Exhibit B) be submitted to and resolved by arbitration according to the terms of SC’s Arbitration Policy, a copy of which is attached as Exhibit C hereto, provided that the arbitration will be conducted by a single arbitrator under the Commercial Arbitration Rules (and not the Employment Dispute Rules) of the American Arbitration Association, and that the arbitrator will have no jurisdiction to disregard any of the terms expressly set forth in this letter agreement.

Each of the Companies represents and warrants that (i) it is fully authorized, by action of any person or body whose action is required, to enter into this letter agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this letter agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document to which either Company is a party or by which either Company is bound and (iii) upon the execution and delivery of this letter agreement by the parties hereto, this letter agreement shall be a valid and binding obligation of the Companies, enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

The Companies consider all information related to associate compensation to be private and confidential. The Companies are “at-will” employers, meaning that either you or the Companies may terminate your employment relationship at any time in your or their sole discretion and without cause. Neither this letter nor any other communication by a representative of the management of the Companies other than in writing and signed by the CEO can vary this policy or create a contract of permanent employment for a specified period of time.

This letter agreement constitutes the entire agreement between you and the Companies with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral (including any term sheet) with respect to the subject matter hereof, including the Offer Letter. No provision of this letter agreement may be amended, nor may application of any of its provisions be waived, without the prior written consent of the party affected, and no such consent shall be effective unless it specifically identifies the provision(s) of this letter agreement that are being amended or waived. In the event of your death or a judicial determination of your incompetence, references in this letter agreement to you shall be deemed, where appropriate, to refer to your heirs, beneficiaries, estate, executor(s) or other legal representative(s). There will be no contractual or similar restrictions on your post-employment activities other than those set forth in Exhibit B. In the event of any conflict between the provisions of this letter agreement and the provisions of any other Company Arrangement, the provisions of this letter agreement will, to the extent more favorable to you, control. This letter agreement may be executed in counterparts, which together will constitute one and the same agreement. Signatures delivered by facsimile (including, without limitation, by “pdf”) will be deemed effective for all purposes.

Sincerely,

Santander Consumer USA Inc.

By:	/s/ Lisa VanRoekel
Name:	Lisa VanRoekel
Title:	Chief Human Resources Officer
Date:	December 1, 2016

Your signature below represents your acceptance of this letter agreement and that you understand and agree to the above conditions.

Ismail Dawood

By:	/s/ Ismail Dawood
Date:	December 1, 2016

EXHIBIT A

FORM OF RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (the “Agreement”) is between ISMAIL DAWOOD (“you”), Santander Consumer USA Inc., and Santander Consumer USA Holdings, Inc. (collectively, “SC”).

1. Separation Benefits. In consideration for your signing and not timely revoking this Agreement, you will be entitled to the benefits described in Section 8 of your letter agreement with SC dated December 1, 2016 (“Letter Agreement”), which are conditioned on your signing and not timely revoking this Agreement. If you sign and do not timely revoke this Agreement, you will be deemed to have satisfied any and all requirements for executing any release or other separation document that might otherwise be required as a condition for receiving benefits under any “Company Arrangement” (as defined in the Letter Agreement).

2. Your Release of Claims.

(a) In consideration for the benefits under the Letter Agreement described in Section 1 of this Agreement, you agree, on behalf of yourself and your successors and assigns (together, the “Releasing Parties”), to release and forever discharge SC and their subsidiaries, parent and affiliated companies, employees, officers and directors, and their respective assigns (together, the “SC Releasees”), from any and all manner of claims, debts, demands, damages, liabilities and causes of action, whether known or unknown, from the beginning of time, relating to or arising out of the employment relationship or the termination of said relationship (collectively, the “Released Claims”) including, but not limited to, causes of action for libel, slander, breach of contract, impairment of economic opportunity, intentional infliction of emotional distress or any other tort, or claims under federal, state, or local constitutions, statutes, regulations, ordinances or common law, including, but not limited to, the Employee Retirement Income Security Act of 1974; the Civil Rights Acts of 1866, 1871, 1964 and 1991; the Age Discrimination in Employment Act of 1967; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; and the Americans with Disabilities Act of 1990.

You understand that the claims released under this Section 2(a) will also include any and all Released Claims that any of the Releasing Parties have or may have had under the Age Discrimination in Employment Act, including the Older Workers Benefit Protection Act, on or before the Effective Date, as that term is defined in below. You acknowledge that the consideration for this waiver is in addition to any other payment to which you may be entitled and that you are not and would not be entitled to the benefits described in Section 1 of this Agreement if you do not execute this Agreement.

(b) Notwithstanding the foregoing, the release granted under Section 2(a) specifically excludes:

(i) any rights to unemployment or disability benefits pursuant to the terms of applicable law;

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(ii) any rights that any of the Releasing Parties have as a holder of securities issued by of any of the SC Releasees;

(iii) any rights based on any violation of any federal, state or local statutory and/or public policy entitlement that, by applicable law, may not be waived;

(iv) any rights that arise under, or are preserved by, the termination provisions of the Letter Agreement;

(v) any rights to indemnification, advancement or contribution; and

(vi) any claim that is based on any act or omission that occurs after the date the you deliver your signature on this Agreement to SC.

(c) In addition to the foregoing, nothing in this Agreement will prevent or prohibit you from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, you understand that you are waiving and releasing all claims for monetary damages and any other form of personal relief through any such claim.

(d) You understand that you have been given a period of at least 21 days to consider this Agreement. If you decide to sign this Agreement before the 21-day consideration period ends, then you are doing so knowingly and voluntarily, under no pressure from SC.

(e) You understand that you have the right to revoke this Agreement within seven calendar days after the date you sign it and deliver your signature to SC, by providing written notice of your revocation to General Counsel, Santander Consumer USA Inc., 1601 Elm Street, Suite 800, Dallas, Texas 75201, 214-615-3911. If your written notice of revocation is not actually received by SC before the close of business (i.e., 5:00 p.m., CST) on the seventh (7th) calendar day following the day you signs this Agreement and deliver your signature to SC, then there will be no revocation and this Agreement will become fully effective and enforceable. If you revoke this Agreement in accordance with this Section 2(f), you will not be entitled to receive the benefits under the Letter Agreement that are described in Section 1 above. This Agreement will become effective and enforceable on the first business day following the expiration of the seven-day revocation period (the “Effective Date”), provided you have not revoked it in accordance to this Section 2(f).

(f) You acknowledge that this Agreement is written in a manner designed to be understood by you and that you have read it carefully and understands its terms. You understand and acknowledge that you have been advised by SC to consult with the attorney(s) of your choice prior to signing this Agreement. After having consulted with your attorney(s) (or declining SC’s advice to seek such consultation), you represent that you understand the release and you are voluntarily entering into it of your own free will. You represent and agree that SC has made no representations to you regarding this release other than those contained in this Agreement and in the Letter Agreement.

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3. No Admission. Nothing contained in this Agreement constitutes an admission of liability by SC or you concerning any aspect of your employment with or separation from SC.

4. Confidentiality. You acknowledge that, during the course of the employment relationship, you were privy to confidential and proprietary business information belonging to SC, the unauthorized disclosure of which could cause serious and irreparable injury to SC and its affiliates. You agree to hold and safeguard the confidential information in trust for SC, its successors and assigns, and agree that you will not, at any time, misappropriate, use for your own advantage, disclose or otherwise make available to anyone who is not an officer of SC, for any reason, any of the confidential information, regardless of whether the confidential information was developed or prepared by you or others. You agree not to remove any writings containing confidential information from SC’s premises or possession without SC’s express written consent. You agree to promptly return to SC all confidential information in your possession or under your control (whether in original, copy, or disk form). Before disclosing any confidential information under compulsion of legal process, you agree to promptly give notice to SC of the fact that you have been served with legal process pursuant to which the disclosure of confidential information may be requested. To the extent reasonably practicable, such notice must be given within sufficient time to permit SC to intervene in the matter or to take such other actions as may be necessary or appropriate to protect its interests in it confidential information. Notwithstanding the forgoing, nothing in this Agreement or elsewhere will prohibit or restrict you from (a) retaining and using appropriately (x) documents and information relating to your personal entitlements and obligations or (y) copies of your rolodex (and electronic equivalents); (b) making truthful statements, and disclosing documents and information, (i) when compelled by law, court order, subpoena or the like, (ii) when requested by any governmental or self-governing organization or body, or (iii) as reasonably necessary in connection with enforcing or defending your rights under this Agreement, the Letter Agreement, or otherwise; or (c) making disclosures in confidence to an attorney or other professional adviser for the purpose of securing professional advice.

5. Cooperation. Subject to prompt payment (or reimbursement) by SC of any costs and expenses that you reasonably incur, and upon reasonable request by SC, you agree to cooperate with SC and its counsel with respect to any matter (including litigation, investigation or governmental proceeding) that relates to matters with which you were involved during the term of your employment with SC. Such cooperation may include appearing from time to time at the offices of SC or SC’s counsel for conferences and interviews and in general providing SC and its counsel with the benefit of your knowledge with respect to any such matter.

6. Litigation. Except as provided above, you agree that (i) you shall not communicate with anyone (other than your own attorneys) — except in connection with performing your duties under this Agreement, as required by law, or in connection with defending your own rights and interests — concerning the facts or subject matter of any pending or potential investigation, litigation, or regulatory or administrative proceeding involving SC or any of its affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to SC or SC’s General Counsel; and (ii) in the event that any other party to any such litigation or proceeding attempts to obtain information or documents from you with respect to matters relating to such litigation or other proceeding, you shall promptly notify SC’s General Counsel before providing such information or documents.

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Notwithstanding anything in this Agreement or elsewhere to the contrary, you may report any violation of federal law or regulation to any governmental department or agency and otherwise make any disclosure protected by any applicable whistleblower law or statute.

7. Confidentiality of Release. This Agreement and the terms hereof are confidential. You agree not to disclose this Agreement or its provisions to any person other than your attorney or tax advisor, or as provided above.

8. Rights upon Breach. For breach of any provision of this Agreement, the parties will have such rights and remedies as are customarily available at law or in equity subject to Sections 9 and 11 below. In any dispute concerning the provisions of Sections 2 through 18 of this Agreement, the party that substantially prevails will be entitled to prompt payment (or reimbursement) of any and all costs and expenses (including, without limitation any attorney fees) that it reasonably incurred in connection with such dispute.

9. Injunctive Relief. You agree that if you breach Section 5, 6, 7, or 8 of this Agreement, SC may, in addition to other rights and remedies it may have and notwithstanding anything in this Agreement or elsewhere to the contrary, seek temporary or permanent injunctive relief or other equitable remedy for such breach in a court of competent jurisdiction.

10. Ineligibility for Future Employment. You agree that you will not seek re-employment with SC or any of its affiliates. You further agree that this agreement will constitute a legitimate, non-discriminatory basis for declining to hire you or, if you have already been hired, for terminating your employment.

11. TEXAS LAW AND JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. SC AND YOU AGREE TO SUBMIT ANY ACTION TO ENFORCE THIS AGREEMENT AND ANY OTHER ACTION ARISING OUT OF OR RELATED TO YOUR EMPLOYMENT WITH SC, OTHER THAN AN ACTION FOR INJUNCTIVE RELIEF UNDER SECTION 9 OF THIS AGREEMENT, TO BINDING ARBITRATION UNDER THE LETTER AGREEMENT AND THE ARBITRATION POLICY SET OUT IN EXHIBIT D TO THE LETTER AGREEMENT.

12. Advice of Counsel. You are herein advised to discuss this Agreement with an attorney of your choice before signing it.

13. Entire Agreement. This Agreement, and the rights preserved under it, represent the full understanding between you, Holdings, and SC concerning your separation from employment. There will be no contractual or similar restrictions on your post-employment activities other than those expressly set forth in this Agreement and the Letter Agreement (including Exhibit C to the Letter Agreement).

14. Void Provisions. If any provision of this Agreement is found by an arbitrator, a court or other tribunal of competent jurisdiction to be partially or wholly invalid or unenforceable, the remainder of this Agreement will be enforceable and binding on the parties,

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and the invalid or unenforceable provision will be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable. If such provision cannot under any circumstance be so modified or restricted, it will be excised from this Agreement without affecting the validity or enforceability of any of the remaining provisions. The parties agree that any such modification, restriction or excision may be accomplished by their mutual written agreement, or alternatively, by disposition of a court or other tribunal.

15. Headings. The headings of the sections in this Agreement are included solely for convenience. If the headings and the text of this Agreement conflict, the text will control.

16. Construction. Each party has participated in negotiating and drafting this Agreement, so if any ambiguity or question of intent arises, this Agreement is to be construed as if the Parties had drafted it jointly, as opposed to being construed against a party because it was responsible for drafting one or more provisions of this Agreement.

17. Miscellaneous. The provisions of the Letter Agreement relating to amendments and waivers, SC’s representations, successors, counterparts, and delivery of signatures will be deemed incorporated into this Agreement as if set forth fully in it, except that references in them to the “letter agreement” will be deemed to be references to this Agreement.

Ismail Dawood
Date:

SANTANDER CONSUMER USA INC.

By:
Name:
Title:
Date:

SANTANDER CONSUMER USA HOLDINGS, INC.

By:
Name:
Title:
Date:

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Exhibit B

A. Non-Competition. You agree this employment with Santander Consumer USA Inc. and Santander Consumer USA Holdings Inc. (collectively, “SC”) is on an exclusive basis and that, while employed by SC, you shall not engage in any other business activity that conflicts with your duties and obligations (including your commitment of time) under this Agreement. You agree that, during the Non-Compete Period (defined below), you shall not, without the express written approval of SC, directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any SC Competitor (defined below), and you shall perform no services for any SC Competitor similar to the services you performed for SC; provided, however, that this provision will not prevent you from investing as less than a 1% stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system, provided that, during your employment with SC, such investments are made in compliance with SC’s Business Conduct Statement as in effect from time to time. The “Non-Compete Period” is the period from the execution of this Agreement until 12 months after your separation of employment from SC for any reason. An “SC Competitor” is any business entity that engages in direct or indirect automobile financing, or in any other significant business that SC develops as part of its business activities during your employment, and that competes with SC. You agree that this non-compete covenant is ancillary to an otherwise enforceable agreement, including, but not limited to, the confidentiality covenant in Paragraph B below and the compensation described in your offer letter.

B. Confidential Information. You agree that, during your employment with SC (the “Term”) and at any time thereafter, (i) you shall not (a) use, or disclose to any third party, any Confidential Information (defined below) for any purpose other than the duly-authorized business of SC conducted in the course of your employment at SC; and (ii) you shall comply with any and all confidentiality obligations of SC to a third party that you know about, whether arising under a written agreement or otherwise. As used in this Exhibit B, “Confidential Information” means confidential or proprietary business information, technological information, intellectual property, trade secrets and other information belonging to SC or any of its affiliated companies or relating to SC’s business, technology, customers, clients or vendors, including, without limitation, any written (including electronic form) or oral communication incorporating Confidential Information in any way. Information will not be deemed Confidential Information that (a) is or becomes generally available to the public other than as a result of disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (b) is or becomes available to you on a non-confidential basis from a source that is entitled to disclose it to you. Nothing in this Exhibit B or elsewhere will prohibit you from making truthful statements, or using or disclosing documents and information, (i) when required by law, court order, subpoena or the like, (ii) when requested by any governmental or self-governing organization or body, (iii) as reasonably necessary in connection with enforcing or defending your rights under any written plan, program or agreement of SC, or (iv) in connection with performing services for SC in good faith.

C. No Employee Solicitation. You agree that, during your employment at SC and for one year thereafter, you shall not, directly or indirectly, engage, employ or solicit the employment or consulting services of any person who, to your knowledge, is at that time or had been at any time during the six months prior to the time of such action, an employee, consultant, or independent contractor of SC or any of its affiliated companies.

D. Non-Solicitation of Others. You agree that during the Non-Compete Period, you shall not, either directly or indirectly through others:

(a) solicit, divert, interfere with, appropriate, or do business with, or attempt to solicit, divert, interfere with, appropriate, or do business with, any customer for whom SC provided goods or services during the Non-Compete Period or any person or entity that you know was a prospective customer of SC as of your termination from employment, or

(b) encourage any customer, dealer, manufacturer, lender, client, supplier, or person or entity for whom the Company provided goods or services within 12 months prior to your separation of employment to reduce the level or amount of business such person or entity conducts with SC, in each case, for purposes of providing good or services that relate to direct or indirect automobile financing or any other business that SC develops as part of its business activities during your employment.

E. SC Ownership. Any and all material eligible for copyright or trademark protection and any and all inventions, discoveries, ideas, processes and programs, whether or not patentable, in any case solely or jointly conceived, developed or discovered by you during your employment with SC and that are related to your position and inherent duties and that may be directly or indirectly useful in the business of SC will be the sole property of SC. Any works of authorship or other materials that are related to your position and inherent duties and that may be directly or indirectly useful in the business of SC will be works-made-for-hire pursuant to 17 U.S.C., Section 201 (the Copyright Act). SC will be deemed the sole owner throughout the universe of any and all rights of every nature in and to such works (including, without limitation, any copyrights, patents, trademarks and trade secrets), whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner SC determines in its sole discretion without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds that do not accrue to SC, then you hereby irrevocably assign and agree to assign any and all of your rights, title and interest thereto, including, without limitation, any and all copyrights, patents, trademarks, trade secrets, and/or other rights of every nature in the work, whether known or hereafter defined or discovered, and SC will have the right to use the work in perpetuity in any manner SC determines in its sole discretion without any further payment to you. You shall, upon reasonable request from SC from time to time, do any and all things useful or desirable to document SC’s rights in any such results and proceeds. If your are unavailable or unwilling to execute such documents, you hereby irrevocably designate SC’s General Counsel or the General Counsel’s designee as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This Paragraph E is subject to, and does not limit, restrict, or constitute a waiver by SC or any of its affiliated companies of any ownership rights to which SC or any of its affiliated companies may be entitled by operation of law by virtue of being the employer of you.

F. Litigation. You agree that (i) you shall not communicate with anyone (other than your own attorneys), except in connection with the good-faith performance of your duties for SC or as required by law, with respect to the subject matter of any pending or potential investigation, litigation, or regulatory or administrative proceeding involving SC or any of its affiliated companies, other than any investigation, litigation or other proceeding in which you are an interested party, without giving prior notice to SC or SC’s General Counsel; and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly notify SC’s General Counsel before providing such information or documents. Notwithstanding the foregoing, you may report any violation of federal law or regulation to any department or agency of the federal government or otherwise make any disclosure protected by any federal whistleblower law or statute, and you may make statements and disclosures authorized under Paragraph B of this Exhibit B.

G. Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in any form, obtained or prepared by or for you and utilized by you in the course of employment with SC or any of its affiliated companies, will remain the exclusive property of SC. In the event of the termination of your employment for any reason, SC reserves the right, to the extent permitted by law and in addition to any other remedy SC may have, to deduct from any monies otherwise payable to you the following: (i) all amounts due as a debt by you to SC or any of its affiliated companies at the time of or subsequent to the termination of your employment with SC, and (ii) the value of SC property that you retain in your possession (and do not otherwise return) after the termination of your employment with SC. In the event that the law of any state or other jurisdiction requires the consent of any employee for such deductions, this agreement will serve as such consent. However, nothing in this Exhibit B or elsewhere will prohibit or restrict you from retaining, and using in a manner not otherwise inconsistent with this Agreement, (i) documents and information relating to your personal entitlements and obligations, and (ii) copies of your rolodex (and electronic equivalents).

H. Non-Disparagement. You agree that, during your employment and at any time thereafter, you shall not, in any communications with the press or other media or any customer, dealer, manufacturer, lender, client or supplier of SC, or any of its affiliated companies, criticize, ridicule or make any statement that disparages or is derogatory of SC or any of its affiliated companies or any of their respective directors or officers.

I. Injunctive Relief. You acknowledge and agree that any violation of Paragraphs A through H of this Exhibit B will result in irreparable damage to SC, and, accordingly, SC shall be entitled to obtain in a court of law injunctive relief and other equitable relief for any breach or threatened breach of such sections, in addition to any other remedies available to SC.

J. Survival; Modification of Terms. Your obligations under this Exhibit B will remain in force and effect for the entire period provided in it notwithstanding the termination of your employment for any reason. You and SC agree that the restrictions and remedies contained in this Exhibit B are reasonable and that it is your intention and the intention of SC that such restrictions and remedies will be enforceable to the full extent permissible by law. If a court of competent jurisdiction finds that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the time period, scope, or area of application reduced, then such restriction or remedy will apply with the modification necessary to make it enforceable.

SC:

SANTANDER CONSUMER USA INC. and SANTANDER CONSUMER USA HOLDINGS INC.

By:	/s/ Lisa VanRoekel
Lisa VanRoekel,
Chief Human Resources Officer

EMPLOYEE:

/s/ Ismail Dawood
Ismail Dawood

EXHIBIT C

ARBITRATION POLICY